Exhibit 1
Elbit Systems Awarded an Approximately
$82 Million Contract to Provide an Asia-
Pacific Country with the Condor 2 Strategic
ISTAR Solution
Haifa, Israel, March 29, 2017 - Elbit Systems Ltd. (NASDAQ and TASE: ESLT) ("Elbit Systems"), announced today that it was awarded an approximately $82 million contract to provide an Asia-Pacific country with a comprehensive Electro-optic airborne solution, Condor 2, for use in intelligence, surveillance, target acquisition and reconnaissance (ISTAR) missions. The contract, which is a follow-on order from the same customer, will be performed over a four-year period by Elbit Systems' ISTAR Division. This Elbit Systems program is being performed in cooperation with ELTA Systems Ltd., who is supplying additional content to the same customer.
"We are proud of this follow-on contract award, attesting to our customer's satisfaction from the quality of our leading solutions, well suited for the global intelligence needs" commented Elad Aharonson, General Manager of Elbit Systems ISTAR Division. "Our ISTAR systems and solutions enable customers to carry out effective and flexible ISTAR operations. We see a strong and growing global demand for ISTAR solutions, and believe that other customers will follow this Asia-Pacific customer and select our systems for their needs".
About Elbit Systems
Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios and cyber-based systems. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems.
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Contacts:
Company Contact:
Joseph Gaspar, Executive VP & CFO
Tel: +972-4-8316663
j.gaspar@elbitsystems.com
Dalia Rosen, VP, Head of Corporate Communications
Tel: +972-4-8316784
dalia.rosen@elbitsystems.com
Elbit Systems Ltd.
IR Contact: Ehud Helft Gavriel Frohwein GK Investor Relations Tel: 1-646-688-3559 elbitsystems@gkir.com

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended) regarding Elbit Systems Ltd. and/or its subsidiaries (collectively the Company), to the extent such statements do not relate to historical or current fact. Forward-looking statements are based on management's expectations, estimates, projections and assumptions. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results, performance and trends may differ materially from these forward-looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States among others; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all-inclusive, and further information is contained in Elbit Systems Ltd.'s latest annual report on Form 20-F, which is on file with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not undertake to update its forward-looking statements.
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